COMMONWEALTH CASH RESERVE FUND, INC.
                                  AMENDMENT TO
                                     PLAN OF
                                  DISTRIBUTION
                                  ------------

     WHEREAS, the Commonwealth Cash Reserve Fund, Inc. ("Company"), an open-end diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"), has, since 1994, issued shares representing a single investment portfolio (hereinafter, the "CCRF Portfolio") shares of which are sold pursuant to the terms of a Plan of Distribution ("Plan" or "Rule 12b-1 Plan") approved in accordance with Rule 12b-1 under the 1940 Act;

     WHEREAS, the Company's Board of Directors ("Board") has organized a second investment portfolio, interests in which are represented by a separate class of common stock of the Company, and has designated such portfolio as the "CCRF Federal Portfolio" ("Federal Portfolio"); and

     WHEREAS, the Board has determined that it is in the best interests of the Federal Portfolio to adopt a plan of distribution;

     WHEREAS, the Board desires to amend the Rule 12b-1 Plan previously approved by the Board with respect to the CCRF Portfolio to include the Federal Portfolio.

                            Now therefore Witnesseth

1. THE PLAN. This Plan (the "Plan") is the written plan contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act") of Commonwealth Cash Reserve Fund, Inc. (the "Company") with respect to the CCRF Portfolio and, subject to the approval of its initial shareholder, with respect to the Federal Portfolio (collectively, the "Funds.")

2. CERTAIN PAYMENTS AUTHORIZED. If and to the extent that any of the payments listed below are considered to be "primarily intended to result in the sale of units" issued by the Company within the meaning of the Rule, such payments are authorized under the Plan: (i) all fees and expenses relating to the qualification of the Company and/or Shares of the Funds under the securities or "Blue Sky" laws of the various states; (ii) all fees under the Securities Act of 1933 (the "1933 Act") and the 1940 Act, including fees in connection with any sale of the Company's shares; (iii) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; (iv) all fees and costs incurred in conjunction with any activity reasonably determined by the Board to be primarily intended and reasonably calculated to result in the sale of shares of the Funds.

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3.   AUTHORIZATION  OF THE  COMPANY  TO  MAKE  CERTAIN  PAYMENTS;  FEES  PAID TO
     ADMINISTRATOR. The Fund is authorized by this Plan to reimburse the Fund's Distributor from the Fund such expenses incurred by the Distributor in connection with the sale, promotion and distribution of the Funds' shares as may be agreed upon by the Company and the Distributor. It is recognized that in view of the foregoing payments by the Funds and the bearing by it of certain distribution expenses, the profits, if any of the Funds are dependent primarily on the fees paid by the Funds to it and that its profits, if any, would be less, or losses, if any, would be increased due to such payments and expenses. If and to the extent that any such fees paid by the Funds might, in view of the foregoing be considered as directly financing any activity which is primarily intended to result in the sale of shares issued by a Fund, the payment of such fees is authorized under the Plan. In taking any action contemplated by Section 15 of the 1940 Act as to any contract to which the Company is a party, the Company's Directors, including its Directors who are not "interested persons' as defined in the 1940 Act, shall, in acting on the terms of any such contract apply the "fiduciary duty" standard contained in Section 36 (b) of the 1940 Act.

4. DISTRIBUTION AND SHAREHOLDER ASSISTANCE PAYMENTS BY FUND AUTHORIZED. The Funds directly may make payments to any broker-dealer (a "Broker") who is registered under the Securities Exchange Act of 1934 and a member in good standing of the National Association of Securities Dealers, Inc. for providing assistance in the distribution or retention of Fund shares and otherwise promoting the sale of Fund shares or to other persons or organizations, including banks ("Servicing Agents") that have entered into shareholder processing and service agreements with the Company with respect to Funds' shares owned by shareholders who are customers of such brokers or for which such Servicing Agent has a servicing, investment advisory or other relationship, but only to the extent that such activity by Servicing Agents is deemed by the Board of Director's of the Company to have a direct result in the increase of the sales of shares of the Funds.

5. LIMITATION OF AMOUNTS PAYABLE UNDER THE PLAN. The fees payable to the Distributor, any broker and any servicing agent of the Funds and the basis upon which such payments shall be made, shall be determined from time to time by the Board of Directors of the Company; provided, that the aggregate amount of all payments by each Fund in any fiscal year to the Distributor, all brokers and all servicing agents pursuant to Section 3 and 4 hereof shall not exceed .25% of the average daily net asset value of that Fund on an annual basis for such fiscal year.

6. PURPOSES OF PAYMENTS. All payments under this Plan shall be used for (i) payments to brokers-dealers and other financial intermediaries and organizations for their assistance in the distribution of a Funds' shares and (ii) otherwise promoting the sale of such Funds' shares. The services rendered by the payees hereunder are in addition to the distribution and administrative services reasonably necessary for the operation of the Funds, other than those services which are to be provided by the Adviser pursuant to the Advisory Contract between the Company and the Advisor and the Administrator pursuant to the Administration Agreement.

7. DISINTERESTED DIRECTORS. While this Plan is in effect, the selection and nomination of those Directors of the Fund who are not "interested persons" of the Company shall be committed to the discretion of such disinterested Directors. Nothing herein shall prevent the involvement of other Directors in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of such disinterested Directors.

8. REPORTS. While this Plan is in effect, the Company's Administrator shall provide at least quarterly reports to the Company's Directors in writing for its review on the following matters: (i) all costs of each item specified in Section 2 of this Plan (making estimates of such costs where necessary or desirable) during the preceding calendar or fiscal quarter; and (ii) all fees of each Fund to the Administrator paid or accrued during such quarter.

9. EFFECTIVENESS, CONTINUATION, TERMINATION, AND AMENDMENT. This Plan shall be effective with respect to each Fund when it has been approved (i) by a vote of the Board of Directors of the Company and of those Directors (the `Independent Directors') who are not "interested persons" of the Company as that term is defined in the 1940 Act and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan, cast in person at a meeting called for the purpose of voting on this Plan; and (ii) by a vote of holders of at least a "majority" (as so defined) of the outstanding voting shares of the respective Funds, in the manner contemplated by Rule 12b-1 and Rule 18f-2 under the 1940 Act. This Plan shall, unless terminated as hereinafter provided, continue in effect from year to year after such shareholder approval only so long as such continuance is specifically approved at last annually by the Company's Directors and its Independent Directors cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by vote of a majority of the Independent Directors or by the vote of the holders of a "majority" (as defined above) of the outstanding voting shares of the respective Fund. This Plan may not be amended to increase materially the amount of payments to be made without shareholder approval as set forth in (ii) above and all amendments must be approved in the manner set forth in (i) above.